Exhibit 99.1

Opinion issued March 3, 2010

In The

Court of Appeals

Fifth District of Texas at Dallas

No. 05-10-00237-CV

CLST HOLDINGS, INC., Appellant

V.

RED OAK PARTNERS, LLC, PINNACLE FUND, LLP, AND

RED OAK FUND, LP, Appellees

On Appeal from the 134th Judicial District Court

Dallas County, Texas

Trial Court Cause No. 09-02404

MEMORANDUM OPINION

Before Chief Justice Wright and Justices O’Neill and Myers
Opinion By Chief Justice Wright

In this interlocutory appeal, CLST Holdings, Inc. challenges the trial court’s interlocutory order granting Red Oak Partners, LLC, Pinnacle Fund LLP, and Red Oak Fund’s application for injunctive relief to compel CLST to conduct its annual shareholder’s meeting. After filing its notice of appeal, appellant filed an emergency motion for temporary relief. In its motion, appellant requests this Court to (1) stay the trial court’s February 15, 2010 order granting appellees’ request for injunctive relief to compel the stockholder’s meeting, or (2) dissolve the complained-of order because it does not contain a setting for a trial date or set a bond. After reviewing the record in support of appellant’s motion, we grant appellant’s motion and declare the trial court’s February 15,

2010 order granting injunctive relief void.

An injunction is a remedial writ that depends on the issuing court’s equity jurisdiction. Qwest Commc’n Corp. v. AT&T Corp., 24 S.W.3d 334,336 (Tex. 2000). One function of injunctive relief is to enforce inaction. Id. When, as here, an order granting injunctive relief compels certain conduct and is made effective immediately so that it operates during the pendency of the suit, it functions as a temporary injunction. Id. As such, the Texas Rules of Civil Procedure require that the order set the cause for trial on the merits and fix the amount of security to be given by the applicant. See TEX.R.ClV.P. 683,684. These procedural requirements are mandatory, and an order granting a temporary injunction that does not meet them is subject to being declared void and dissolved. See id. (citing InterFirst Bank San Felipe, N.A, v. Paz Constr. Co., 715 S.W.2d 640, 641 (Tex. 1986)); Kaufmann v. Morales, 93 S.W.3d 650, 656 (Tex. App.-Houston [14th Dist.] 2002, no pet.).

Here, appellees requested and received injunctive relief compelling appellant’s conduct and the relief is effective immediately so that it operates during the pendency of the suit. Thus, it functions as a temporary injunction. In reaching this conclusion, we are mindful that on the same day the trial court signed the order granting injunctive relief, the trial court signed a separate order reinstating the case on a two-week trial docket beginning June 1, 2010. However, rule 683 of the rules of civil procedure is to be strictly construed and it requires an order granting injunctive relief to be specific and to include a trial setting of the cause on the merits. See TEX. R. CIV.P. 683. The order must be complete on its face and it must contain all information relevant to the injunction. Kaufmann, 93 S.W.3d at 657. A trial date contained on a separate document is not sufficient to meet this purpose. See Kaufmann, 93 S.W.3d at 657 (date on docket sheet, “a completely separate document,” insufficient).

Because the temporary injunction order does not, on its face, set the cause for trial on the merits or fix the amount of security to be given by appellees, we declare the temporary injunction void and order that it be dissolved. See InterFirst Bank, 715 S.W.2d at 641.

/s/ Carolyn Wright
CAROLYN WRIGHT
CHIEF JUSTICE